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                                                                    Exhibit 99.1

                               [RUSS(R) GRAPHIC]



AT THE COMPANY                          AT FINANCIAL DYNAMICS
--------------                          ---------------------
Marc Goldfarb - Senior Vice President   Cara O'Brien/Melissa Myron - General
                and General Counsel                                  Information
201-337-9000                            212-850-5600



FOR IMMEDIATE RELEASE
---------------------

            RUSS BERRIE AND COMPANY, INC. ANNOUNCES MANAGEMENT CHANGE
            ---------------------------------------------------------

Oakland, N.J. -- July 5, 2006 -- Russ Berrie and Company, Inc. (NYSE: RUS) today announced that John Wille, who has served as the Company's Chief Financial Officer since February 2001, has resigned from the Company. James O'Reardon, currently Vice President - Corporate Audits, will assume Mr. Wille's responsibilities on an interim basis, effective immediately.

Mr. O'Reardon has served as Vice President - Corporate Audits since April 2000 and had previously held the position of Vice President - Administration since September 1997. Mr. O'Reardon joined the Company in 1981 and has more than 35 years of accounting experience.

"We are confident that Jim's extensive experience and knowledge of Russ Berrie's operations, financial reporting and corporate governance will result in a smooth transition of the CFO role," commented Mr. Andy Gatto, President and Chief Executive Officer. "We would also like to thank John for his contributions to our Company and wish him well in his future endeavors."

Russ Berrie and Company, Inc., a leader in the infant and juvenile and gift industries, and its wholly-owned subsidiaries, designs, develops, and distributes a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide. Known for its teddy bears and other plush animals, the Company's gift and infant and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives. Founded in 1963 by the late Russell Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, "anticipate", "believe", "expect", "project", "intend", "may", "planned", "potential", "should", "will" or "would". The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, "Risk Factors", of the Company's most recent Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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